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EXHIBIT 99.03

FOR IMMEDIATE RELEASE

Contact:

Maureen O'Connell (media)
Exodus Communications, Inc.
(408) 346-2218
maureen.oconnell@exodus.net

Damon Wright (investors)
Allen & Caron Inc., for Exodus
(949) 474-4300
damon@allencaron.com


EXODUS COMMUNICATIONS, INC. ANNOUNCES ANTICIPATED CREDIT FACILITIES


SANTA CLARA, California, June 20, 2000 - Exodus Communications(TM), Inc. (Nasdaq: EXDS) today announced that it expects to receive a commitment from a syndicate of banks under which it may obtain up to $750 million of financing
under secured revolving credit and term loan arrangements.   Under these
facilities, Exodus(R) would be permitted to borrow up to $250 million over the next five years on a revolving basis, and a wholly-owned subsidiary of Exodus could borrow up to $500 million in two tranches under secured term loans due in
five and seven years, respectively.   Specific terms of the facilities are
subject to negotiation and the availability of the facilities will be subject to satisfaction of material conditions.

Chase Securities Inc. will act as sole book manager and joint-lead arranger, Goldman Sachs Credit Partners L.P. will act as joint-lead arranger and documentation agent, Morgan Stanley Senior Funding, Inc. will act as documentation agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as syndication agent. Chase Manhattan Bank will act as administrative and collateral agent for both facilities.

Exodus expects to use the net proceeds of the revolving credit facility to fund working capital and general corporate needs, and to use the net proceeds of the term loans to purchase or construct telecommunications assets.

The specific terms of each facility are subject to change as Exodus negotiates final loan agreements. Exodus cannot provide any assurance as to whether, or on what terms, it will obtain the revolving and term credit facilities.
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About Exodus Communications

Exodus Communications is a leading provider of complex Internet hosting for enterprises with mission-critical Internet operations. The Company offers sophisticated system and network management solutions, along with technology professional services to provide optimal performance for customers' web sites. Through its subsidiary, Service Metrics(TM), Exodus is a leading source of Web site performance monitoring and measurement services. Exodus manages its network infrastructure via a worldwide network of Internet Data Centers (IDCs) located in the North America, Europe and Asia Pacific. More information on Exodus can be found at www.exodus.net.
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Forward Looking Statements

This press release contains forward-looking statements. Exodus cannot give any assurance that the plans, intentions or expectations reflected in those statements will be achieved. The matters discussed in this press release involve risks and uncertainties described from time to time in Exodus' filings with the Securities and Exchange Commission. In particular, the Exodus' short operating history and fluctuating operating results make its business difficult to evaluate, and the substantial indebtedness represented by existing and anticipated debt may adversely affect its cash flow. Furthermore, there is no assurance that it will obtain the anticipated new facilities, that the closing conditions for the credit facilities will be satisfied or that the anticipated amounts of borrowings will be available. Exodus does not assume any obligation to update the forward-looking information contained in this press release except as required by law.

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Exodus, Exodus Communications and Service Metrics are trademarks of Exodus
Communications, Inc. and may be registered in certain jurisdictions. All other trademarks mentioned in this document are the property of their respective owners.